EXHIBIT 99.2

Company name: Metinvest B.V.

Headline: Practice Statement Letter and Non-Binding Restructuring Heads of Terms

IRISH STOCK EXCHANGE ANNOUNCEMENT

25 May 2016

Metinvest B.V.

10.25 per cent. Guaranteed Notes due 2016 (of which U.S.$87,742,784.66 was outstanding as at 15 April 2016 after capitalisation of unpaid interest in accordance with the First Moratorium Scheme (as defined below)) (the “2016 Notes”)

ISIN: XS0511379066, Common Code: 051137906

ISIN: US591555AA54, CUSIP: 591555AA5

10.50 per cent. Guaranteed Notes due 2017 (of which U.S.$297,976,373.04 was outstanding as at 15 April 2016 after capitalisation of unpaid interest in accordance with the First Moratorium Scheme) (the “2017 Notes”)

ISIN: XS1145219652, Common Code: 114521965

ISIN: US591555AC11, Common Code: 114752894

CUSIP: 591555 AC1

 8.75 per cent. Guaranteed Notes due 2018 (of which U.S.$781,192,371.90 was outstanding as at 15 April 2016 after capitalisation of unpaid interest in accordance with the First Moratorium Scheme) (the “2018 Notes”, and together with the 2016 Notes and the 2017 Notes, the “Notes”)

ISIN: XS0591549232

ISIN: US591555AB38, CUSIP: 591555 AB3

Background

A scheme of arrangement in respect of Metinvest B.V. (the “Issuer”) was sanctioned by the High Court of England and Wales on 29 January 2016 (the “First Moratorium Scheme”). In order to maintain stability of the Issuer and its subsidiaries while the Issuer negotiated a restructuring, the First Moratorium Scheme provides a moratorium on enforcement action by the holders of the Notes until 27 May 2016 (unless certain agreed scheme termination events occur (which they have not)).

Non-Binding Restructuring Heads of Terms

The Issuer is pleased to announce that a non-binding heads of terms (the “Non-Binding Restructuring Heads of Terms”) for a restructuring of the Notes and certain pre-export finance facilities with four syndicates of lenders (the “PXF Facilities”) has been agreed between the Issuer, an ad hoc co-ordinating committee of holders of the Notes (the “Noteholder Committee”) and a coordinating committee of lenders under the PXF Facilities.

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Practice Statement Letter

The Issuer is also pleased to announce that it has issued a practice statement letter (the “Practice Statement Letter”) in order to propose a scheme of arrangement (the “Second Moratorium Scheme”) pursuant to Part 26 of the Companies Act 2006 to the holders of all the Notes. The Practice Statement Letter has been issued to the holders of the Notes through the Depository Trust Company, Euroclear and Clearstream, Luxembourg and has also been made available at www.lucid-is.com/metinvest to holders of the Notes that register on the website. The Non-Binding Restructuring Heads of Terms is also attached to the Practice Statement Letter.

The purpose of the Second Moratorium Scheme is to provide for, among other matters, a moratorium on enforcement action by the holders of the Notes during the period in which the restructuring contemplated by the Non-Binding Restructuring Heads of Terms is expected to be documented and implemented.

Further details in relation to the Second Moratorium Scheme are contained in the Practice Statement Letter.

Information Statement

In connection with non-disclosure agreements between the Issuer and each member of the Noteholder Committee, the Issuer is required to publish certain business information in relation to the Issuer and its subsidiaries (the “Information Statement”) and the Non-Binding Restructuring Heads of Terms on a publicly accessible page on a public website by 25 May 2016. Accordingly, the Issuer hereby announces that it has uploaded the Information Statement and the Non-Binding Restructuring Heads of Terms to the following website: www.lucid-is.com/metinvestrestructuring.

For further information please contact:

Lucid Issuer Services Limited as the Information Agent

Sunjeeve Patel / Thomas Choquet
Tankerton Works
12 Argyle Walk
London WC1H 8HA
Phone:	+44 (0) 207 704 0880
Email:	metinvest@lucid-is.com

This Notice is given by:

Metinvest B.V.
Nassaulaan 2A
2514 JS
‘S-Gravenhage
The Netherlands

25 May 2016
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